Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FIRST QUARTER FISCAL 2016 EARNINGS

Lacey, WA (October 28, 2015) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported first quarter earnings for the fiscal year ending June 30, 2016.  For the quarter ended September 30, 2015, the Company reported net income of $345,000 or $0.14 per diluted share, compared to net income of $113,000 or $0.05 per diluted share for the same period last year.

“With the majority of our credit issues behind us, we are focused on future growth and as reflected in increases in our net loans and deposits, of $1.6 million and $1.3 million, respectively, for the quarter ended September 30, 2015. The relocation last year of our Puyallup branch from a Wal-Mart to a larger facility has been a benefit to the organization,” stated Jerald L. Shaw, President and Chief Executive Officer.  “Our continuing focus on expense control resulted in our efficiency ratio decreasing from 97.4% at September 30, 2014 to 88.9% at September 30, 2015.  Recently we made the difficult decision to close our leased Hoquiam branch, further reducing our expenses.  With our Aberdeen branch in close proximity we believe our Hoquiam customers will use this branch to continue to receive the great customer service expected from us,” stated Mr. Shaw.

Fiscal First Quarter Highlights

•	Loan portfolio increased $1.6 million or 0.6% to $285.1 million at September 30, 2015 from $283.4 million at June 30, 2015;
•	Deposits increased $1.3 million or 0.4% to $301.1 million at September 30, 2015 from $299.8 million at June 30, 2015;
•	Net interest margin ("NIM") remained strong at 4.15% for the quarter ended September 30, 2015 compared to 3.94% for the quarter ended September 30, 2014;
•	FHLB borrowing costs decreased $130,000 or 81.3% to $30,000 for the quarter ended September 30, 2015 from $160,000 for the quarter ended September 30, 2014;
•	Real estate owned ("REO") holding costs decreased $143,000 or 92.9% to $11,000 for the quarter ended September 30, 2015 from $154,000 for the quarter ended September 30, 2014;
•	Total classified loans decreased $1.8 million or 39.0% to $2.7 million at September 30, 2015 from $4.5 million at September 30, 2014; and
•	The Company's book value per share at September 30, 2015, increased to $25.95 from $25.69 at June 30, 2015, and $21.67 at September 30, 2014.

Credit Quality

Total delinquent loans (past due 30 days or more), increased $728,000 to $4.3 million at September 30, 2015, from $3.6 million at June 30, 2015. The Company recorded a $20,000 provision for loan losses for the quarter ended September 30, 2015 compared to no provision for the quarter ended September 30, 2014. The allowance for loan losses of $3.7 million at September 30, 2015 represented 1.3% of loans receivable and 160.6% of nonperforming loans. This compares to an allowance of $3.7 million at June 30, 2015, representing 1.3% of loans receivable and 185.0% of nonperforming loans.

Anchor Bancorp
October 28, 2015

Nonperforming loans increased to $2.3 million at September 30, 2015, from $2.0 million at June 30, 2015, and from $2.5 million at September 30, 2014.  Nonperforming loans consisted of the following at the dates indicated:

	September 30, 2015	June 30, 2015	September 30, 2014

	(In thousands)
Real estate:
One-to-four family	$1,388	$1,263	$2,303
Multi-family	—	—	—
Commercial	—	—	—
Land	—	—	107
Total real estate	1,388	1,263	2,410
Consumer:
Home equity	—	—	76
Credit cards	5	6	18
Other	30	31	—
Total consumer	35	37	94
Business:
Commercial business	873	711	—
Total	$2,296	$2,011	$2,504

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of September 30, 2015, June 30, 2015, and September 30, 2014, there were 42, 39, and 44 loans, respectively, with aggregate net principal balances of $9.7 million, $9.8 million, and $11.0 million, respectively, classified as “troubled debt restructurings,” of which, $1.6 million, $902,000, and $1.5 million, respectively, were included in the nonperforming loans above.

As of September 30, 2015, the Company had five real estate owned ("REO") properties with an aggregate book value of $302,000 compared to eight properties with an aggregate book value of $797,000 at June 30, 2015, and 18 properties with an aggregate book value of $6.1 million at September 30, 2014.  The decrease in the aggregate book value of REO properties during the quarter ended September 30, 2015 from the prior quarter was primarily attributable to the sale of two one-to-four family properties and one parcel, resulting in an aggregate loss on sale of $8,000.  At September 30, 2015, the largest REO property was a one-to-four family home in Grays Harbor County, Washington with a carrying value of $153,000.

Anchor Bancorp
October 28, 2015

Capital

As of September 30, 2015, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.3%, 17.0%, 17.0% and 18.2% respectively.  As of September 30, 2014, the Bank's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 13.8%, 17.0%, and 18.3%, respectively.  The CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 15.9%, 18.9%, 18.9% and 20.0% as of September 30, 2015.  As of September 30, 2014, the Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 14.0%, 17.3% and 18.6%, respectively.

Balance Sheet Review

Total assets increased by $1.7 million or 0.4% to $380.9 million at September 30, 2015 from $379.2 million at June 30, 2015. Securities available-for-sale and held-to-maturity decreased $1.6 million or 5.5% and $287,000 or 3.8%, respectively.  Cash and cash equivalents increased by $5.2 million or 36.0% to $19.7 million at September 30, 2015, from $14.5 million at June 30, 2015.

Loans receivable, net, increased $1.6 million or 0.6% to $285.0 million at September 30, 2015 from $283.4 million at June 30, 2015 as a result of new loan production exceeding principal reductions.  One-to-four family loans increased $6.4 million or 11.0% to $64.3 million from $57.9 million at June 30, 2015, primarily due to the reclassification of multi-family loans to this loan category partially offset by the sale of $3.5 million of loans, servicing retained, to Freddie Mac. Commercial real estate loans increased $5.1 million or 4.0% to $133.4 million from $128.3 million. Multi-family loans decreased $7.7 million or 17.8% to $35.5 million at September 30, 2015 from $43.2 million at June 30, 2015, due to the reclassification discussed above.  Consumer loans decreased $803,000 or 3.4% to $23.1 million at September 30, 2015 from $23.9 million at June 30, 2015 as we believe consumers continue to reduce their debt.  Land loans decreased $459,000 or 11.3% to $3.6 million at September 30, 2015 from $4.0 million at June 30, 2015 and construction loans decreased $339,000 or 2.9% to $11.4 million from $11.7 million during the same period.  Commercial business loans decreased $418,000 or 2.2% to $18.6 million from $19.0 million at June 30, 2015.

Anchor Bancorp
October 28, 2015

Loans receivable consisted of the following at the dates indicated:

	September 30, 2015	June 30, 2015	September 30, 2014
	(In thousands)
Real estate:
One-to-four family	$64,307	$57,944	$60,703
Multi-family	35,535	43,249	48,864
Commercial	133,422	128,306	105,031
Construction	11,392	11,731	20,184
Land loans	3,610	4,069	4,298
Total real estate	248,266	245,299	239,080

Consumer:
Home equity	17,116	17,604	19,573
Credit cards	3,143	3,289	3,522
Automobile	636	686	984
Other consumer	2,228	2,347	2,533
Total consumer	23,123	23,926	26,612

Business:
Commercial business	18,569	18,987	16,511

Total Loans	289,958	288,212	282,203

Less:
Deferred loan fees	1,192	1,047	1,107
Allowance for loan losses	3,687	3,721	3,994
Loans receivable, net	$285,079	$283,444	$277,102

Anchor Bancorp
October 28, 2015

Total liabilities increased $2.1 million between June 30, 2015 and September 30, 2015, primarily as the result of a $6.5 million increase in noninterest bearing demand deposits.

Deposits consisted of the following at the dates indicated:

	September 30, 2015		June 30, 2015		September 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$51,211	17.0%	$44,719	15.0%	$42,383	13.8%
Interest-bearing demand deposits	22,714	7.5	22,448	7.5	21,375	7.0
Money market accounts	60,492	20.1	63,916	21.3	69,479	22.6
Savings deposits	41,890	13.9	42,399	14.1	40,680	13.2
Certificates of deposit	124,772	41.5	126,330	42.1	133,429	43.4
Total deposits	$301,079	100.0%	$299,812	100.0%	$307,346	100.0%

Total stockholders' equity decreased $431,000 or 0.68% to $63.3 million at September 30, 2015 from $63.7 million at June 30, 2015.  The decrease was primarily a result of the $875,000 used to repurchase 40,000 shares of our common stock during the quarter under the current share repurchase plan, at an average price of $21.88 per share, partially offset by net income of $345,000.  As of September 30, 2015, there were 87,500 shares available for future purchases under the current plan. Accumulated other comprehensive loss decreased $62,000 to $649,000 as a result of unrealized valuation gains on investments available-for-sale.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $88,000 or 2.6% to $3.5 million from $3.4 million for the quarter ended September 30, 2014, primarily as a result of the $130,000 or 81.3% decrease in the cost of Federal Home Loan Bank ("FHLB") advances primarily due to a $7.5 million decline in the balance of FHLB advances over the last year.

The Company's NIM increased 21 basis points to 4.15% for the quarter ended September 30, 2015 from 3.94% for the comparable period in 2014 as the average yield on interest-earning assets increased four basis points to 4.97% for the quarter ended September 30, 2015 compared to 4.93% for the same period in 2014.  The improvement in our net interest margin compared to the same quarter last year reflects a continued reduction in nonperforming assets and reduction in the weighted average cost of FHLB advances to 1.20% at September 30, 2015, compared to 3.66% at September 30, 2014.  The weighted average cost of interest-bearing liabilities decreased 16 basis points to 1.05% for the quarter ended September 30, 2015 compared to 1.21% for the same period in the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $20,000 provision for loan losses was required for the quarter ended September 30, 2015 compared to none for the quarter ended September 30, 2014, reflecting new loan growth.  Although nonperforming loans increased $285,000 during the quarter, the effect of this increase on the provision for loan losses was offset by the $1.0 million or 27.0% decrease in total classified loans during the quarter from $3.7 million at June 30, 2015, to $2.7 million at September 30, 2015.

Noninterest income. Noninterest income increased $60,000 or 6.1% to $1.0 million for the quarter ended September 30, 2015 compared to $983,000 for the same quarter a year ago. The increase was primarily due to a $61,000 gain on sale of loans for the quarter ended September 30, 2015 compared to a $6,000 loss on sale of loans for the same quarter a year ago.  Also contributing to the increase was other income increasing $44,000 to $131,000 from $87,000 for the same quarter a year ago primarily due to paper statement charges being increased.  In addition, the quarter ended September 30, 2014, included a $47,000 gain on sale of investments compared to no comparable gain in the current quarter.

Anchor Bancorp
October 28, 2015

Noninterest expense. Noninterest expense decreased $245,000 or 5.7% to $4.1 million for the three months ended September 30, 2015 from $4.3 million for the three months ended September 30, 2014.  The decrease in noninterest expense was primarily due to REO holding costs decreasing $143,000 or 92.9% to $11,000 for the quarter ended September 30, 2015 from $154,000 for the same quarter a year ago reflecting the decline in the number of our REO properties.  Also contributing to the decrease was an $111,000 decline in deposit services expenses to $113,000 for the quarter ended September 30, 2015 compared to $224,000 for the same quarter in 2014, primarily the result of costs involved in restructuring our reward program in 2014.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
October 28, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands)(unaudited)	September 30, 2015	June 30, 2015
ASSETS
Cash and cash equivalents	$19,657	$14,450
Securities available-for-sale, at fair value	27,942	29,565
Securities held-to-maturity, at amortized cost	7,330	7,617
Loans held for sale	—	505
Loans receivable, net of allowance for loan losses of $3,687 and $3,721	285,079	283,444
Bank owned life insurance investment, net of surrender charges	19,132	19,001
Accrued interest receivable	925	1,069
Real estate owned, net	302	797
Federal Home Loan Bank (FHLB) stock, at cost	853	853
Property, premises and equipment, net	10,079	10,370
Deferred tax asset, net	8,794	8,867
Prepaid expenses and other assets	839	2,692
Total assets	$380,932	$379,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$51,211	$44,719
Interest-bearing	249,868	255,093
Total deposits	301,079	299,812

FHLB advances	10,000	10,000
Advance payments by borrowers for taxes and insurance	995	1,002
Supplemental Executive Retirement Plan liability	1,737	1,814
Accounts payable and other liabilities	3,829	2,879
Total liabilities	317,640	315,507

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,510,000 issued and 2,439,145 outstanding at September 2015 and 2,550,000 issued and 2,480,865 outstanding at June 30, 2015	25	25
Additional paid-in capital	22,550	23,404
Retained earnings	42,084	41,741
Unearned Employee Stock Ownership Plan (ESOP) shares	(718)	(736)
Accumulated other comprehensive loss, net of tax	(649)	(711)
Total stockholders’ equity	63,292	63,723
Total liabilities and stockholders’ equity	$380,932	$379,230

Anchor Bancorp
October 28, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2015	2014
Interest income:
Loans receivable, including fees	$4,018	$4,053
Securities	16	14
Mortgage-backed securities	182	220
Total interest income	4,216	4,287
Interest expense:
Deposits	670	699
FHLB advances	30	160
Total interest expense	700	859
Net interest income before provision for loan losses	3,516	3,428
Provision for loan losses	20	—
Net interest income after provision for loan losses	3,496	3,428
Noninterest income:
Deposit service fees	373	384
Other deposit fees	178	189
Gain on sale of investments	—	47
Other loans fees	144	144
Gain (loss) on sale of loans	61	(6)
Bank owned life insurance investment	156	138
Other income	131	87
Total noninterest income	1,043	983
Noninterest expense:
Compensation and benefits	2,020	2,023
General and administrative expenses	734	667
Real estate owned impairment	38	37
Real estate owned holding costs	11	154
Federal Deposit Insurance Corporation insurance premiums	69	121
Information technology	441	428
Occupancy and equipment	490	483
Deposit services	113	224
Marketing	126	156
Loss (gain) on sale of property, premises and equipment	3	(1)
Loss on sale of real estate owned	8	6
Total noninterest expense	4,053	4,298
Income before provision for income taxes	486	113
Provision for income taxes	141	—
Net income	$345	$113
Basic earnings per share	$0.14	$0.05
Diluted earnings per share	$0.14	$0.05

Anchor Bancorp
October 28, 2015

	As of or For the Quarter Ended (unaudited)
	September 30, 2015	June 30, 2015	March 31, 2015	September 30, 2014
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.37%	0.67%	0.33%	0.12%
Return on average equity (2)	2.42	4.82	2.32	0.86
Average equity-to-average assets (3)	15.29	13.96	14.15	13.56
Interest rate spread(4)	3.92	3.92	3.85	3.72
Net interest margin (5)	4.15	4.14	4.07	3.94
Efficiency ratio (6)	88.9	90.1	127.0	97.4
Average interest-earning assets to average interest-bearing liabilities	126.9	126.3	89.9	122.6
Other operating expenses as a percent of average total assets	4.4	5.0	4.1	4.4
Book value per common share	$25.95	$25.69	$25.48	$21.67
Tangible common stockholders' equity to tangible assets (7)	$25.85	$25.59	$25.37	$21.54

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	14.3	14.3	16.3	13.8
Common equity tier 1 capital (8)	17.0	16.2	19.0	N/A
Tier 1 risk-based	17.0	16.2	19.0	17.0
Total risk-based	18.2	17.4	20.2	18.3

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.8	0.7	0.9	0.9
Allowance for loan losses as a percent of total loans	1.3	1.3	1.4	1.4
Allowance as a percent of total nonperforming loans	160.6	185.0	146.1	159.5
Nonperforming assets as a percent of total assets	0.7	0.7	0.9	2.3
Net charge-offs to average outstanding loans	0.02	0.03	0.06	0.22
Classified loans	$2,748	$3,682	$5,093	$4,503
_____________________

(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible common stockholders' equity excludes intangible assets.  Tangible assets exclude intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables below.

(8)	The common equity Tier 1 capital ratio was required beginning the quarter ended March 31, 2015.

Anchor Bancorp
October 28, 2015

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP”), this earnings release contains the ratio of tangible common stockholders’ equity to tangible assets, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. The Company believes that this is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2015	June 30, 2015	March 31, 2015	September 30, 2014
	(In thousands)

Stockholders' equity	$63,292	$63,723	$63,167	$53,656
Less: intangible assets	238	235	265	332
Tangible common stockholders' equity	$63,054	$63,488	$62,902	$53,324

Total assets	$380,932	$379,230	$378,289	$385,571
Less: intangible assets	238	235	265	332
Tangible assets	$380,694	$378,995	$378,024	$385,239